Exhibit 99.1

Warren Resources Announces the Addition of Robert Ferer as Corporate Development and Investor Relations Associate

NEW YORK, January 16, 2014  — Warren Resources, Inc. (NASDAQ:WRES) is pleased to announce that Robert Ferer has joined Warren Resources as a Corporate Development and Investor Relations Associate.  Mr. Ferer has over four years of experience in financial analysis and the equity capital markets as an equity research associate.  Mr. Ferer will contribute to Warren’s investor relations efforts and initiatives to grow the Company.

Prior to joining Warren, Mr. Ferer was an associate on KeyBanc Capital Markets’ oil and gas exploration and production equity research team from 2011 to 2013. Prior to that, Mr. Ferer served as an equity research associate on KeyBanc’s REIT research team from 2009 to 2011.

Mr. Philip A. Epstein, Chairman and Chief Executive Officer of Warren Resources, said: “We are pleased to welcome Robert to Warren Resources. His experience in oil and gas research and the equity markets will contribute significantly to our efforts to increase investor outreach and aggressively grow the company.”

About Warren Resources

Warren Resources, Inc. is an independent energy exploration, development and production company that uses advanced technologies to explore, develop and produce domestic on-shore oil and natural gas reserves. Warren’s activities are primarily focused on oil in the Wilmington field in California and natural gas in the Washakie Basin in Wyoming.

Forward-looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Warren believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct. A number of factors could cause actual results to differ materially and adversely from the projections, anticipated results or other expectations expressed in this news release. See “Risk Factors” in the company’s 2012 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other public filings and press releases. Warren undertakes no obligation to publicly update or revise any forward-looking statements.

CONTACT: Media Contact

Corporate Controller

Brian Gelman

212-697-9660